UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 3, 2017

KBS REAL ESTATE INVESTMENT TRUST III, INC.
(Exact Name of Registrant as Specified in Its Charter)
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Maryland	000-54687	27-1627696
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

800 Newport Center Drive, Suite 700
Newport Beach, California 92660
(Address of principal executive offices)

Registrant's telephone number, including area code: (949) 417-6500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 OTHER EVENTS
Village Center Station II Joint Venture and Acquisition and Development
On March 3, 2017, KBS Real Estate Investment Trust III, Inc. (the “Company”), through an indirect wholly owned subsidiary, entered into an amended and restated limited liability company agreement with an unaffiliated developer (the “Developer”) (the “Agreement”) relating to an existing limited liability company owned by the Developer (the “Existing LLC”). Pursuant to the Agreement, the Company acquired a 75% equity interest in the Existing LLC and created a joint venture with the Developer (the “Joint Venture”). The Joint Venture was formed to develop and subsequently operate a 12-story office building containing approximately 306,053 rentable square feet and an adjacent two-story office/retail building containing approximately 17,753 rentable square feet, located in the Denver sub-market of Greenwood Village, Colorado (together “Village Center Station II”). Village Center Station II is adjacent to the Company’s existing Village Center Station I Investment. The total projected cost of the development is approximately $113.1 million. Upon completion of Village Center Station II, Charter Communications Holding Company, LLC (“Charter Communications”) will occupy 100% of the property under a ten-year lease, with three five-year or two six-year extension options.
The Joint Venture intends to fund Village Center Station II with capital contributions from its members and with proceeds from the Village Center Station II Construction Loan (discussed below). The Company’s initial capital contribution to the Joint Venture was $32.3 million. Under the Agreement, the Company may be required to contribute up to 75% of additional requested contributions to the Joint Venture. The Developer will fund all cost overruns (excluding certain overruns described in the Charter Communications lease) once the Joint Venture has used all available funds in the development of Village Center Station II. Income, losses, distributions of cash flow from operations and sale or refinancing are allocated among the members of the Joint Venture pursuant to the Agreement. Upon completion of Village Center Station II, the Company will purchase the Developer's 25% equity interest.
On March 1, 2017 the Existing LLC’s existing construction loan with unaffiliated lenders was modified. The loan now provides for borrowings of up to $78.5 million secured by Village Center Station II (the “Village Center Station II Construction Loan”). The Village Center Station II Construction Loan matures on the earlier of March 31, 2019 or the date that the loan converts to a traditional mortgage loan, subject to certain terms and conditions contained in the loan documents. Upon the conversion of the Village Center Station II Construction Loan to a traditional mortgage loan and upon the satisfaction of certain terms and conditions contained in the loan documents, the Joint Venture may extend the initial maturity date to March 1, 2022. The Village Center Station II Construction Loan bears interest at a floating rate of 220 basis points over one-month LIBOR that reduces to a floating rate of 170 basis points over one-month LIBOR upon conversion to a traditional mortgage loan. The Joint Venture has the right to repay the loan in part or in whole at any time subject, in certain circumstances, to certain fees, expenses and conditions, all as described in the loan documents.
Upon the conversion of the Village Center Station II Construction Loan to a traditional mortgage loan, KBS REIT Properties III, LLC (“REIT Properties III”) will provide a guaranty: (i) with respect to certain liabilities, obligations, losses, damages, costs and expenses of the lenders under the Village Center Station II Construction Loan as a result of: certain intentional actions committed by the Joint Venture and/or REIT Properties III in violation of the loan documents and certain other occurrences described in the loan documents and in the Charter Communications lease, and (ii) of 25% of the outstanding principal balance of, and certain other sums and costs related to, the Village Center Station II Construction Loan, which guaranty amount may increase to 35% or 50% upon the occurrence of certain tenant-related events described in the loan documents.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBS REAL ESTATE INVESTMENT TRUST III, INC.

Dated: March 9, 2016	BY:	/s/ Jeffrey K. Waldvogel
Jeffrey K. Waldvogel
Chief Financial Officer